As filed with the Securities and Exchange Commission on February 14, 2018

Registration No. 333–_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ESCO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Missouri	43-1554045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9900A Clayton Road

St. Louis, Missouri 63124

(Address of principal executive offices, including zip code)

Esco Technologies Inc.

2018 Omnibus Incentive Plan

(Full title of the plan)

Alyson S. Barclay, Esq.

Senior Vice President, Secretary and General Counsel

9900A Clayton Road

St. Louis, Missouri 63124

(314) 213-7200

(Name, address and telephone number, including area code, of agent for services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12-b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	977,878 shares	$63.425	$62,021,912	$7,721.73

(1)       This registration statement shall also cover any additional shares of common stock which become issuable under the plan described herein by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the registrant which results in an increase in the number of the registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under the plan.

(2)       Computed pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, (the “Securities Act”) for the sole purpose of determining the registration fee. The proposed maximum offering price per share is calculated as the average of the high and low selling prices of the registrant’s common stock as traded on the New York Stock Exchange on February 8, 2018, a date within five business days of the filing of this registration statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*       The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the registrant (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed on November 29, 2017.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed on February 7, 2018; and the Company’s Current Reports on Form 8-K filed on November 14, 2017, February 6, 2018 and February 7, 2018.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 filed under the Exchange Act, as amended under cover of Form 8 filed on September 27, 1990, as further amended under cover of Form 10/A on March 3, 2000.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that it is modified or superseded by a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify an officer, director, employee or agent of the corporation in any action, suit or proceeding (other than an action by or in the right of the corporation) against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys’ fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no such person may be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court. Section 351.355(3) provides that, except as otherwise provided in the articles of incorporation or the bylaws, the corporation shall indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that the corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is authorized, directed or provided for in (i) the articles of incorporation of the corporation, (ii) any duly adopted amendment thereof, or (iii) any bylaw or agreement of the corporation which has been adopted by the shareholders of the corporation, and provided further that no such indemnity may indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Company’s Articles of Incorporation (the “Articles”) contain provisions indemnifying the Company’s directors and officers (other than a director or officer suing on his own behalf or in the right of the Company) to the full extent permitted by law. The Articles provide that the Company will indemnify its directors and officers against all expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action, suit or proceeding, including any action by or on behalf of the Company, on account of their services as a director or officer of the Company, or their services as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise when they are serving in such capacities at the request of the Company, excepting only cases where the conduct of such person is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. The Articles further provide that the Company shall pay or advance defense expenses to any director or officer of the Company upon receipt of an undertaking from such director or officer to repay those expenses if it is ultimately determined that he is not entitled to be indemnified. The Articles further provide that the Company may indemnify employees and agents of the Company to the same extent as provided in the previous sentence or to such lesser extent as the Company in its discretion may deem appropriate.

The Articles also authorize the Company to enter into indemnification agreements with any director, officer, employee or agent of the Company providing for indemnification rights to the maximum extent permitted by law. The Company has entered into an indemnification agreement with each member of its board of directors. Each indemnification agreement was approved by all members of the Board of Directors at meetings of the Board of Directors. In each agreement, the Company agreed to indemnify the director and hold him harmless to the full extent authorized or permitted by the General and Business Corporation Law of Missouri, or by any amendment thereof, or by any other statutory provision authorizing or permitting such indemnification which may be adopted, and specifically against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director in connection with certain threatened, pending or completed actions, suits or proceedings, to which the director is, was or becomes a party. Indemnification will not be provided under certain circumstances set forth in the indemnification agreements.

The directors and officers of the Company are covered by an insurance policy which indemnifies them against certain civil liabilities including, under certain circumstances, liabilities under the federal securities laws which might be incurred by them in such capacity.

The foregoing summaries are subject to the complete text of the statute, the Company’s Articles and Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

The following documents are filed as exhibits to this registration statement; exhibit numbers correspond to the exhibit table in Item 601 of Regulation S-K:

Exhibit Number	Description	Document Location

3.1(a)	Restated Articles of Incorporation	Exhibit 3(a) to the Company’s Form 10-K for the fiscal year ended September 30, 1999

3.1(b)	Amended Certificate of Designation, Preferences and Rights of Series A Participating Cumulative Preferred Stock	Exhibit 4(e) to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2000

3.1(c)	Articles of Merger, effective July 10, 2000	Exhibit 3(c) to the Company’s Form 10-Q for the fiscal quarter ended June 30, 2000

3.1(d)	Amendment of Articles of Incorporation, effective February 5, 2018	Exhibit 3.1 to the Company’s Form 8-K filed February 7, 2018

3.2	Bylaws, as amended and restated February 5, 2018	Exhibit 3.2 to the Company’s Form 8-K filed February 7, 2018

4.1	Specimen revised Common Stock Certificate	Exhibit 4.1 to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2010

4.2	Amended and Restated Credit Agreement dated as of December 21, 2015 among the Registrant, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, JP Morgan Chase Bank, N.A. as Administrative Agent, and Bank of America, N.A., BMO Harris Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association as Co-Documentation Agents	Exhibit 4.1 to the Company’s Form 8-K filed December 23, 2015

4.3	Amendment No. 1 to Credit Agreement dated as of December 21, 2015, effective September 30, 2016	Exhibit 4.4 to the Company’s Form 10-K filed November 29, 2016

4.4	Amendment No. 2 to Credit Agreement dated as of December 21, 2015, effective May 15, 2017	Exhibit 4.4 to the Company’s Form 10-Q filed August 8, 2017

5	Opinion of Jeffrey D. Fisher, Assistant General Counsel of the Company	Filed herewith

23.1	Consent of Counsel	Included in Exhibit 5

23.2	Consent of KPMG LLP	Filed herewith

24	Powers of Attorney	Included on the signature page hereto

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Item 9.	Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

….

(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladue, State of Missouri, on February 7, 2018.

ESCO TECHNOLOGIES INC.

By:	/s/ Alyson S. Barclay
Alyson S. Barclay
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Gary E. Muenster, Alyson S. Barclay and Jeffrey D. Fisher, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with The Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Victor L. Richey, Jr.	Chairman, Chief Executive Officer and President	February 7, 2018
Victor L. Richey, Jr.	and Director (Principal Executive Officer)

/s/Gary E, Muenster	Executive Vice President and Chief Financial Officer and	February 7, 2018
Gary E. Muenster	Director (Principal Financial Officer)

/s/Patrick M. Dewar	Director	February 8, 2018
Patrick M. Dewar

/s/Vinod M. Khilnani	Director	February 12, 2018
Vinod M. Khilnani

/s/Leon J. Olivier	Director	February 13, 2018
Leon J. Olivier

/s/Robert J. Phillippy	Director	February 8, 2018
Robert J. Phillippy

/s/Larry W. Solley	Director	February 9, 2018
Larry W. Solley

/s/James M. Stolze	Director	February 9, 2018
James M. Stolze

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EXHIBITS

The following exhibits are submitted with and attached to this Form S-8. For a complete list of exhibits including those incorporated by reference, see Item 8 of this Form S-8, above.

Exhibit Number	Description

5	Opinion of Jeffrey D. Fisher, Assistant General Counsel of the Company

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Powers of Attorney (included on the signature page)

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